Exhibit 99.1

For Immediate Release

U.S. Concrete to Acquire Polaris Materials Corporation

- Polaris Announces Termination of Arrangement Agreement with Vulcan Materials -

EULESS, Texas, Sept. 29, 2017 – U.S. Concrete, Inc. (NASDAQ:USCR) (“U.S. Concrete” or “USCR”) announced today that it has entered into an arrangement agreement (the “USCR Arrangement Agreement”) with Polaris Materials Corporation (TSX:PLS) (“Polaris”), pursuant to which U.S. Concrete will acquire all the issued and outstanding common shares of Polaris for C$3.40 per share in cash by way of a statutory plan of arrangement (the “USCR Arrangement”). The price per share implies an aggregate fully diluted equity value for Polaris of approximately C$309 million. Additionally, Polaris has terminated the previously announced arrangement agreement (the “Vulcan Agreement”) between Polaris, Vulcan Materials Company (“Vulcan”) and a wholly-owned subsidiary of Vulcan dated August 25, 2017.

Polaris’ special meeting of securityholders scheduled for October 20, 2017 will be adjourned and a new special meeting of Polaris’ securityholders to consider the USCR Arrangement will be held on a date to be determined by the Board of Directors of Polaris (the “Special Meeting”).

Transaction Highlights

•	The transaction represents a 22% premium to the C$2.79 per share transaction price pursuant to the terminated Vulcan Agreement.

•	Polaris’ Board of Directors and a special committee consisting of the independent directors of Polaris (the “Special Committee”) have unanimously recommended that shareholders, optionholders and deferred unit holders of Polaris (collectively, the “Affected Securityholders”) vote in favour of the transaction contemplated by the USCR Arrangement Agreement.

•	In connection with the termination of the Vulcan Agreement, a termination fee was paid to Vulcan.

•	Polaris is permitted to terminate the USCR Arrangement Agreement in certain circumstances, including to allow Polaris’ Board of Directors to accept a superior proposal subject to certain conditions, including USCR’s “right to match” and payment of a termination fee.

•	Completion of the USCR Arrangement is subject to customary closing conditions, including approval of Affected Securityholders and court approval, and is expected to close in the fourth quarter of 2017.

“We believe that Polaris is an ideal strategic fit and enables a replication in California of our vertically integrated business model that we successfully operate in New York” said U.S. Concrete’s President, CEO and Vice Chairman William J. Sandbrook. “The acquisition of Polaris will provide U.S. Concrete with long-term, high quality aggregate reserves and is expected to deliver meaningful synergies and strengthen the Company’s strategic position in the highly attractive, aggregate supply-constrained Californian markets. Following completion of the acquisition, U.S. Concrete expects to have the capability to self-supply a large majority of its market leading ready-mixed concrete operations’ aggregate requirements in Northern California and to drive increased production volumes at Polaris’ Orca Quarry. The acquisition also provides us an entrance into Southern California through the Polaris-operated Long Beach Terminal.”

Advisors

RBC Capital Markets, LLC is serving as U.S. Concrete’s financial advisor, NMB Advisory, Inc. is serving as an outside advisor and Akin Gump Strauss Hauer & Feld LLP and Cassels Brock & Blackwell, LLP are serving as U.S. Concrete’s legal advisors in the United States and Canada, respectively.

About U.S. Concrete, Inc.

U.S. Concrete serves the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 158 standard ready-mixed concrete plants, 17 volumetric ready-mixed concrete facilities, and 17 producing aggregates facilities. During 2016, U.S. Concrete sold approximately 8.1 million cubic yards of ready-mixed concrete and approximately 5.6 million tons of aggregates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the expected benefits and synergies of the USCR Arrangement; timing of completion of the USCR Arrangement; receipt of all approvals, including from the British Columbia Supreme Court and the Affected Securityholders, necessary to complete the USCR Arrangement; timing of the Special Meeting, the expansion of the business; the opportunities and results of our acquisitions; the prospects for growth in new and existing markets; encouraging nature of volume and pricing increases; the business levels of our existing markets; ready-mixed concrete backlog;

ability to maintain our cost structure and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; results of litigation; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2016.

Source: USCR-G

Company Contact Information:

U.S. Concrete, Inc. Investor Relations

844-828-4774

IR@us-concrete.com

Media Contact:

Media@us-concrete.com